Exhibit 10.15

Loan Agreement

Ohkawara Transport Co., Ltd. (hereinafter referred to as “A”). ) and DR.C Medical Medicine Co., Ltd. (hereinafter referred to as “B”). ) and the joint guarantor Narumi Okazaki (hereinafter referred to as “C”). As follows, we have concluded a money consumption loan agreement.

Article 1 (Borrowing Amount and Conditions)

On September 2, 2024, A lent 50,000,000 yen to B under the following conditions, and B borrowed and received it.

(1)	Use of funds R&D expenses

(2)	Loan: Amount 50,000,000 yen

(3)	Repayment period Lump sum repayment due on August 31, 2026

(4)	Interest Rate and Interest Payment Method The interest rate shall be 2.0% per annum, and the interest payment shall be paid by transfer to the account designated by the Company based on the attached sheet and the principal and interest schedule table.

Article 2 (Early Repayment)

The User may repay all or part of the loan amount before the repayment due date.

2. If the repayment amount of the preceding paragraph is insufficient to extinguish all of B’s debts, the Company may appropriate the amount in such order as the Company deems appropriate.

Article 3 (Loss of Benefit of Time)

If any of the following events occur against the User, even if there is no notice from the Party, the User will naturally lose the benefit of the time limit and must immediately pay the full amount of the remaining debt to the Party.

(1)	When you fail to pay the installment payment even once.

(2)	When there is a petition for provisional seizure, provisional injunction, or compulsory execution.

(3)	When there is a petition for suspension of payment, auction, bankruptcy, civil rehabilitation, commencement of corporate reorganization proceedings, special liquidation, etc.

(4)	When you are disposed of as delinquent in public rent and public tax.

(5)	When a bill or check for drawing, endorsement or guarantee is bounced.

(6)	When the company changes its address or place of work without prior written notice to us.

(7)	If the self or its officers, etc. are anti-social forces (gangs, members of organized crime groups, persons who have been members of organized crime groups in the past, and other persons related to or equivalent to them). The same hereinafter. When it is recognized that the anti-social forces are substantially involved in management, when it is recognized that the anti-social forces have used anti-social forces, when it is recognized that they are involved in providing funds, etc. or providing convenience to anti-social forces, or when they engage in unreasonable demands, threats, acts of violence, or similar acts using themselves or a third party.

Article 4 (Late Damages)

When the User loses the benefit of the time limit, the Company shall pay the late penalty at the rate of 14.6% per annum from the time of the loss of the benefit of the time to the time of payment.

Article 5 (Reporting Obligations)

In the event of a change in the address or representative of the User, or a material change in the management of the User, the User shall promptly report to the Company. The same shall apply if A requests a report from B.

Article 6 (Joint Guarantee)

Joint guarantor C shall guarantee all obligations borne by the User under this Agreement and shall be jointly and severally responsible for the performance of the Agreement.

Article 7 (Jurisdiction)

In the event of a dispute regarding this Agreement, the district court with jurisdiction over the location of the Company shall be the competent court.

The Party, the User, and the Party shall prepare this electronic contract file and electronically sign each of them as evidence of the formation of this Agreement. In this Agreement, the electronic contract file that is electronic data shall be the original, and the document in which the file is printed shall be a copy thereof.

September 2, 2024

address	22-35, Yokoi 2-Chome, Shimada City, Shizuoka

Landlord (A) Name	Ohkawara Transport Co., Ltd.
Representative Director Ohkawara Yutaka

address	Shinjuku i-Land Tower 4th floor,
6-5-1 Nishi-Shinjuku, Shinjuku-ku, Tokyo

Name of the borrower (B)	DR.C Medical Medicine Co., Ltd.
Representative Director Narumi Okazaki

address	1-15-1201 Nishi-Shinjuku 6-chome, Shinjuku-ku, Tokyo
Joint guarantor (C)	Name Narumi Okazaki

(A’s designated account for transfer)

Shizuoka Bank Shimada Branch Current Account 0000776 Okawara Unso

(Designated Account for Transfer by B)

Mitsubishi UFJ Bank Shinjuku Central Branch Savings Account 5934562 DRC IYAKU

Attachment : Principal and Interest Schedule

Debtor: DR.C Medical Medicine Co., Ltd.

Loan date	September 2, 2024
Interest rate (year)	2.000%
Borrowing period (month)	24
Initial loan balance	50,000,000

NO.	Date	Repayment principal	Accrued interest amount	Cumulative amount to be repaid	Repayment amount on the appropriate date	Repayment balance	Days elapsed
1	November 29, 2024	0	243,835	243,835	243,835	50,000,000	89
2	November 28, 2025	0	997,260	997,260	997,260	50,000,000	364
3	August 31, 2026	50,000,000	756,164	50,756,164	50,756,164	0	276

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